UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2008

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employee Identification No.)

Woodland Park 2201 Cooperative Way Herndon, VA	20171-3025 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 709-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On September 16, 2008, National Rural Utilities Cooperative Finance Corporation (“National Rural”) received a loan guarantee commitment (“Series C Commitment”) in the amount of $500 million from the United States of America, acting through the Rural Utilities Service (“RUS”).  Under this Series C Commitment the United States of America, acting through RUS, will guarantee National Rural’s repayment of principal and interest on up to a $500 million loan from the U.S. Treasury Department’s Federal Financing Bank (“FFB”).  The proceeds of the guaranteed Series C loan are to be used by National Rural to make loans for any electrification or telephone purposes eligible for assistance under the Rural Electrification Act of 1936, as amended, or to refinance bonds or notes issued for such purposes.

National Rural expects to close on this facility on September 19, 2008.  We are able to borrow under the loan facility anytime before October 15, 2011, with each advance having a final maturity not longer than twenty years from the advance date, but no later than October 15, 2031.  The funding is expected to have an advance period of up to 3 years and a final maturity of 20 years from the date of each advance.  Interest rates, including all fees, will be at a spread over comparable maturity Treasury Bonds as follows:

1 year	52.5 basis points
1 year to less than 5 years	57.5 basis points
5 years and longer	65.0 basis points

National Rural currently has a total of $2.5 billion of loans outstanding from the FFB, that are guaranteed by the United States of America, acting through RUS (Series A and B).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By: /s/ Steven L. Lilly
       Steven L. Lilly
       Senior Vice President and Chief Financial Officer

Dated:  September 17, 2008